Exhibit 99.1

Atari, Inc. and Empire Interactive Sign Multi-Year Distribution Agreement

Major Empire Interactive Titles, including Animal Paradise, Hello Kitty: Big City Dreams, Pipe Mania, Unsolved Crimes and other soon to be announced titles to be Exclusively Distributed by Atari, Inc.

NEW YORK and BOCA RATON, Fla., Aug. 14 /PRNewswire-FirstCall/ -- Atari, Inc. (OTC Pink Sheets: ATAR - News), an interactive entertainment company, and Empire Interactive, an international publisher and developer of interactive entertainment software and a subsidiary of Silverstar Holdings (Nasdaq: SSTR - News) have entered into a multi-year exclusive distribution agreement. The announcement was made today by Jim Wilson, President and CEO of Atari, Inc. and Karim Farghaly, Vice President of Sales for Empire Interactive.

Under the terms of the deal, Atari, Inc. has secured distribution rights to a number of branded, consumer friendly video game titles to be released in North America in calendar 2008 and 2009. Three titles are planned for launch in September 2008: Animal Paradise (Nintendo DS); Pipe Mania (DS, PSP, PS2 and PC); and Unsolved Crimes (Nintendo DS). Hello Kitty: Big City Dreams (Nintendo DS) is due out later in the fall. The titles will be jointly marketed by the two companies.

“Empire’s strong product lineup is a great addition to Atari’s distribution portfolio, allowing both companies the opportunity to extend their reach to the growing mass market gaming audience,” said Wilson. “Their branded, competitively priced titles offer retailers an attractive slate for the upcoming holiday season.”

“Empire and Atari are both dedicated to providing fans with better gaming experiences, and this new partnership will allow Empire to reach the widest consumer audience during this upcoming holiday season,” said Karim Farghaly, Vice President of Sales for Empire Interactive. “We are confident that Atari’s North American distribution network will expand our retail presence and maximize our title sales.”

Clive Kabatznik, President and CEO of Silverstar Holdings, added, “Partnering with a major brand like Atari will ensure a strong presence for Empire’s titles in all major North American retailers. Our business plan calls for aggressive growth in the US and with its new, dynamic management team, Atari is the ideal partner to help us achieve our goals.”

About Atari, Inc.

New York-based Atari, Inc. (OTC Pink Sheets: ATAR - News) publishes and distributes interactive entertainment software in the U.S. The 1,000+ titles that are published and distributed by the Company include hard-core, genre-defining franchises such as Test Drive®; and mass-market and children’s franchises such as Dragon Ball Z®. Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext - ISIN: FR- 0010478248), an interactive games publisher in Europe. For more information, visit http://www.atari.com.

About Empire Interactive

Empire Interactive is a leading publisher of interactive entertainment software that has been established for 19 years. Headquartered in the UK, Empire Interactive also has offices in the U.S., Germany, France, Spain and Italy. The company develops and publishes a varied range of titles for all current platforms in the U.S., Europe and Asia. Games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut have all enjoyed success across the world. Its budget label, Xplosiv, is one of the fastest growing in Europe. Further information about Empire Interactive and its products can be found at http://www.empireinteractive.com.

About Silverstar Holdings

Silverstar Holdings Ltd. (NasdaqCM:SSTR) is a leading international publisher and developer of interactive entertainment software. It currently owns Empire Interactive, PLC and Strategy First, Inc., a leading development and worldwide publisher of entertainment software for the PC. For more information about Silverstar Holdings go to http://www.silverstarholdings.com.

Safe Harbor Statement

With the exception of the historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause actual occurrences to differ materially from those anticipated. These statements are based on management’s current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. The Company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

Contact:

Atari, Inc.

Melissa Zukerman, Principle Communications

323-658-1555

melissa@pcommgroup.com

Empire Interactive

Karim Farghaly, Vice President, Sales

512-343-4585

karim@empireinteractive.com

Liolios Group, Inc.

Investor Relations

Matt Glover or Ron Both

949-574-3860

info@liolios.com